INFRASTRUCTURE INTERNATIONAL, INC.

               Certificate of Designation, Preferences and Rights
                of a Series of 15,000 Shares of Preferred Stock,
                           $.001 Par Value, Designated
                           "Series A Preferred Stock"


     Infrastructure International, Inc., a Nevada Corporation (the "Corporation"), by way of this Certificate of Designation, Preferences and Rights (as it may hereafter be amended, modified or supplemented upon vote of the Board of Directors of the Corporation and approval of all holders of Series A Preferred Stock, as such term is hereinafter defined), this ("Certificate") certifies that, pursuant to the authority expressly vested in the Board of Directors by Article IV of the Corporation's Restated Articles of Incorporation, and in accordance with the provisions of Section 78.195 of the Nevada Revised Statutes, the Board of Directors of the Corporation has duly adopted the following resolutions creating a series of its Preferred Stock designated as Series A Preferred Stock:

          RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of
     Article IV of the Articles of Incorporation of the Corporation, as amended, this Board of Directors hereby creates a series of Preferred Stock, $.001 par value, and this Board of Directors hereby fixes the designation and the voting power, preferences and rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, set forth in the Articles of Incorporation, as amended, which are applicable to all series of Preferred Stock of the Corporation) as follows:

     Fifteen thousand (15,000) shares of Preferred Stock, par value $.001 per share, of the Corporation are hereby constituted as a series of Preferred Stock designated as Series A Convertible Preferred Stock (the "Series A Convertible Preferred Stock") with the voting powers and the preferences and rights hereinafter set forth:

     SECTION 1. DIVIDENDS. The holders of shares of Series A Convertible Preferred Stock (the "Preferred Shares") shall be entitled to receive out of the assets of the Corporation legally available for dividends such dividends in cash, stock or property as the board of directors shall, in its discretion, declare from time to time.

     SECTION 2. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of the Preferred Shares shall be entitled to be paid first out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes an amount equal to $1,000.00 per share of Series A Convertible Preferred Stock, and no more, before any distribution shall be made to the holders of the Common Stock or any other class of capital stock or series thereof ranking junior to the Preferred Shares with respect to the distribution of assets. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of the Preferred Shares of the amounts thus distributable, then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Preferred Shares in proportion to the full preferential amount each such holder is otherwise entitled to receive.

     SECTION 3. VOTING RIGHTS. The holders of the Series A Preferred Stock shall have no right to vote with respect to matters requiring the vote of the holders of the Corporation's capital stock except as set forth below. Without the approval of holders of a majority of the outstanding Preferred Shares, the Corporation shall not (a) authorize, create or issue any shares of any class or series ranking senior to the Preferred Shares as to liquidation rights, (b) amend, alter or repeal, by any means, the Certificate of Incorporation if the powers, preferences, or special rights of the Preferred Shares would be adversely affected, or (c) become subject to any restriction on the Preferred Shares, other than restrictions arising solely under the General Corporation Law of the State of Nevada or existing under the Certificate of Incorporation.

     SECTION 4. REDEMPTION. Preferred Shares shall be subject to redemption, at the option of the Corporation, in whole or in part, on ten (10) days written notice, at any time(s) after December 31, 1997 at a price equal to $1,000 per share plus any accrued dividends.

     SECTION 5. CONVERSION. (a) The holder of any Preferred Shares shall have the right, at his option on delivery to the Corporation of written notice and upon surrender of such shares to the Corporation, to convert part or all of the Preferred Shares held into shares of Common Stock of the Corporation. In the event the holder of any Preferred Shares has not notified the Corporation of his election to convert the Preferred Shares into Common Stock on the terms set forth herein on or before December 31, 1997, the right of the holders of such Preferred Shares to convert the same into Common Stock shall expire, provided, however, that all Preferred Shares remaining outstanding at such date shall, at the option of the Corporation, be converted into Common Stock of the Corporation on the terms set forth herein on such date.

     (b) Conversion of the Preferred Shares shall be subject to the following limitation: the outstanding Preferred Shares will become eligible for conversion on or after the date which is 45 days after the closing date of the purchase of such Preferred Shares (the "Closing Date"). Each conversion shall be effected by surrendering the certificate(s) evidencing the Preferred Shares to be converted to the Company with the form of conversion certificate executed by the holder thereof as to all or a specified portion of the shares evidenced by such certificate (subject to the limitations set forth above and provided that conversions will not be permitted for Preferred Shares having an aggregate liquidation preference of less than $100,000 except as may be required by the foregoing limitation on conversion) and accompanied, if required by the Company, by proper assignment in blank. The date of execution of such certificate and delivery by facsimile to the Company at (713) 547-8910, shall be deemed to the be "conversion date", provided that certificates evidencing the shares so converted are delivered within three (3) business days to the Company or its designated agent.

     (c) The number of shares of Common Stock issuable upon conversion of each share of Series A Convertible Preferred Stock shall equal the number of shares of Preferred Shares to be converted multiplied by one thousand (1,000) and divided by the "Conversion Factor." The Conversion Factor for purposes hereof shall be equal to the lesser of the Market Price on the Conversion Date, or $1.00.

     (d) For purposes hereof, the "Market Price" shall be the average closing bid price of the Corporation's Common Stock as reported on the Nasdaq System (or such other similar organization which may report such information if Nasdaq no longer reports such information or, if not so available, the fair market price as determined by the Board of Directors) for the five business days preceding the date of notice of conversion.

     (e) Neither fractional shares, nor scrip or other certificates evidencing such shares, shall be issued by the Corporation on conversion of the Preferred Shares as herein provided, but the Corporation shall round to the nearest whole number the number of shares issuable in such event.

     (f) Preferred Shares so converted shall be restored to the status of authorized but unissued shares.

     (g) The Corporation will reserve from its authorized and unissued shares of Common Stock, and shall increase the number of reserved shares from time to time, a number of shares sufficient to permit conversion of the Preferred Shares.

     IN WITNESS WHEREOF, Infrastructure International, Inc. has caused this Certificate to be duly executed and attested effective as of the 17th day of October, 1996.

(REGISTRANT)                         INFRASTRUCTURE INTERNATIONAL, INC.
BY (SIGNATURE)                       /s/ Scott Crawford
(NAME AND TITLE)                     Scott Crawford, President
(DATE)                               October 17, 1996

ATTEST:

BY (SIGNATURE)                       /s/ Karen Pollino
(NAME AND TITLE)                     Karen Pollino, Secretary
(DATE)                               October 17, 1996


STATE OF UTAH      )
                   (
COUNTY OF SCC      )

     I, ROBIN SYDDAL, a Notary Public, do hereby certify that on this 17th day of October 1996, personally appeared before me Scott Crawford who, being by me first duly sworn declared that he is the President of INFRASTRUCTURE INTERNATIONAL, INC., that he signed the foregoing document as President of the corporation, and that the statements therein contained are true and correct.



/s/ Robyn Syddal
------------------------------------------
Robyn Syddal, Notary Public in and for the
State of Utah
Printed Name of Notary Public - Robyn Syddal
My Commission Expires:  May 10, 2000